EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Precipio, Inc. on Form S-1 of our report, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, dated April 13, 2018 with respect to our audits of the consolidated financial statements of Precipio, Inc. as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Hartford, CT

April 13, 2018